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                                                                 EXHIBIT 10.36


                           [Morgan Fuller Letterhead]


                                                              September 30, 1996


Mr. Michael Viner
Chief Executive Officer
Dove Audio, Inc.
8955 Beverly Boulevard
West Hollywood, California  90048                    Delivered by Fax and Mail



Dear Michael:          Re:    Financial Advisor Engagement

         Based on the results of our continuing discussions, we are positioned to proceed with a plan of action to assist Dove Audio, Inc. ("Dove Audio" or the "Company") in its corporate development and financing activities as Financial Advisor on a non-exclusive basis:

                                   (i)    In the phased expansion of
                                          its equity and debt capital resources
                                          while providing strategic guidance as
                                          to the proper structuring of the
                                          Company's equity market relationships;

                                   (ii)   To facilitate and support the
                                          completion of future financings; and

                                   (iii) To sponsor the establishment of Market Maker and Research Report relationships in the securities industry.

         The purpose of this agreement-in-principal Letter Agreement ("Agreement") is to set forth our mutual understandings as to the proposed terms of Dove Audio's engagement of Morgan Fuller Capital Group, LLC ("Morgan Fuller" or the "Firm") as the Company's Financial Advisor. The completion of the sponsorship and financings will be subject to the receipt of regulatory approvals, the completion of mutually satisfactory structuring of the financings and the satisfactory completion of due diligence reviews by Morgan Fuller and its agents. The Agreement includes the terms and conditions set forth herein.

         Morgan Fuller is prepared to serve as Dove Audio's Financial Advisor in the orderly expansion of its capital resources and the related development of a broadly based and appropriately structured level of retail investor and institutional ownership base. In approaching the assignment, our perspective will be long-term in its orientation as we work to provide


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                                                              Dove Audio, Inc.
                                                            September 30, 1996
                                                                        Page 2


Dove Audio with a dynamic public ownership vehicle, expanded capital resources, an appropriate level of market maker and research support, while providing introductions to appropriate acquisition candidate(s) and strategic relationship partners.

         Services To Be Rendered. Morgan Fuller will perform such of the following financial advisory services as Client may reasonably request including:

         1. Advise the Company in developing general equity and debt financing strategies and provide collaborative assistance (including Business Plan review) to Dove Audio in the completion of future debt and equity financings.

         2. Publish periodic research reports, serve as a market maker, and facilitate the establishment of market maker/research relationships with other investment banking and brokerage firms for the purpose of achieving investor interest and support.

         3. Render such other financial advisory and investment banking services as may from time to time be agreed upon by Dove Audio and the Firm including strategic and tactical guidance and liaison with the Company's financial public relations advisor.

         4. Identify and provide consultative advice for business development opportunities, negotiating and structuring acquisitions, identifying acquisition candidates and corporate partner relationships, and completing associated financings.

         5. Familiarize itself to the extent it deems appropriate and feasible with the business, financial condition and prospects of the Company. It is understood that Morgan Fuller shall, in the course of such orientation, rely entirely upon publicly available information and such other information as may be supplied by the Company without independent investigation.


         Retainer Fee For Advisory Services

         The Company shall pay to Morgan Fuller for its services hereunder on an as-needed basis a Retainer based on an hourly billing rate of $250. To the extent possible, projects and/or advisory requirements will be identified in advance.

         The Company will issue to Morgan Fuller $1,000,000 of Warrants with a three-year expiration date and an exercise price set at the closing Bid price on the date of the execution of this Agreement (e.g., if the closing Bid price is $4.00, issued warrants will be 250,000 shares at $4.00 each). The exercise expiration date will be subject to acceleration in the event of a change of control.

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                                                              Dove Audio, Inc.
                                                            September 30, 1996
                                                                        Page 3


         Other Engagement Provisions:

         Success Fee - Subsequent Mergers and Acquisitions

         In the event that through Morgan Fuller's introduction to Dove Audio the Company purchases a controlling interest in, merges, amalgamates or otherwise acquires a third party company, Morgan Fuller shall be compensated by way of a commission equal to 5% of the first $1 million USD of the gross transaction value ("value"), 4% of the second $1 million USD of value, 3% of the third $1 million USD of value, 2% of the fourth $1 million USD of value, and 1% of the gross transaction value in excess of $4 million USD, in addition to any other work fee or advisory fee that may be agreeable to the Company and Morgan Fuller at the time.

         Expenses. The Company hereby agrees, from time to time upon request, to reimburse Morgan Fuller for all reasonable travel and out-of-pocket costs (including legal and other professional fees) related to this and successor engagements. All such expenditures in excess of $1,000 will require the Company's prior written approval.

         Indemnity. The Company will enter into a separate standard form agreement providing for the mutual indemnification of the parties in connection with this engagement.

         Termination Of Engagement. Morgan Fuller's engagement(s) hereunder may be terminated by either the Company or Morgan Fuller at any time, with or without cause, upon written advice to that effect to the other party provided however that Morgan Fuller will be entitled to its full fee(s) as specified above to the extent earned prior to such termination.

         Due Diligence. The Company will make available to the Firm and its counsel and advisors, on a timely basis, all corporate, financial information and operating information and other records and access to its senior management for the purposes of completing their due diligence investigation of the business and affairs of the Company.

         Company's Undertakings.  The Company agrees to:

         1. Use its reasonable best efforts to assist the Firm in the current and future financings in contacting persons and sourcing information in addition to that determined necessary pursuant to the Firm's conduct of its Due Diligence review.

         2. Assist the Firm(s) in the development of marketing materials and a marketing presentation in connection with any financing(s).

         3. Obtain the cooperation of senior officers to commit the time necessary to support and/or make presentations to prospective Investors.

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                                                              Dove Audio, Inc.
                                                            September 30, 1996
                                                                        Page 4


         4. Utilize its best efforts to provide names of potential investors together with background information concern the nature and extent of such interest.

         Governing Law. This letter agreement and the related indemnification letter referred to above shall be deemed made in California. Such agreements shall be governed by the laws of California without regard to such state's rules concerning conflicts of laws. Any right to trial by jury with respect to any claim or proceeding related to or arising out of this engagement, or any transaction or conduct in connection herewith, is waived.

         Beneficial Use Of Advice. The Company expressly acknowledges that all advice (written or oral) given by Morgan Fuller to the Company in connection with this engagement are intended solely for the benefit and use of the Company (including its management, directors, and attorneys). The Company agrees that no such opinion or advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to Morgan Fuller be made by Client (or such persons) without the prior written consent of Morgan Fuller, which consent shall not be unreasonably withheld.

         Limited Scope Of Engagement. The Company expressly acknowledges that Morgan Fuller has been retained solely as a financial advisor and/or Firm and not as an advisor or agent of any other person, and that the Company's engagement of Morgan Fuller is not intended to confer rights upon any persons not a party hereto (including shareholders, employees, or creditors of the Company) as against Morgan Fuller. Morgan Fuller's affiliates, or their respective directors, officers, agents and employees.

         Please confirm that the foregoing is in accordance with your understandings and agreements with Morgan Fuller by signing and returning to Morgan Fuller the duplicate of this letter enclosed herewith.

ACCEPTED AND AGREED:



/s/ Gordon R. Taubenheim                      /s/ Michael Viner

Gordon R. Taubenheim                          Michael Viner
Managing Director                             Chief Executive
Morgan Fuller Capital Group, LLC              Dove Audio Communications, Inc.
Date:  October 30, 1996                       Date:  October 30, 1996


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                                                              Dove Audio, Inc.
                                                            September 30, 1996
                                                                        Page 5


                                    Exhibit A

                        MORGAN FULLER CAPITAL GROUP, LLC

                    STANDARD FORM - INDEMNIFICATION AGREEMENT

The following provisions regarding indemnification are an integral part of the letter agreement ("Letter Agreement") to which they are attached between Morgan Fuller Capital Group, LLC (the "Placement Agent" or "Firm") and Dove Audio, Inc. (the "Company") named therein. Capitalized terms used but not defined below have the meanings given them in such Letter Agreement.

In connection with the services which the Firm has agreed to render to the Company in the Letter Agreement, the Company shall indemnify the Firm, each of its directors, officers, employees, and agents and each person, if any, who controls the Firm within the meaning of Section 15 of the Securities Act of 1933 (the "Act") (such parties being referred to herein collectively as the Firm) and hold the Firm harmless to the fullest extent permitted by law against any and all losses, claims, damages and liabilities (and actions in respect thereof) to which the Firm may become subject in connection with (i) the Firm's use of information contained in any Private Placement Memorandum/Subscription Agreement ("Memorandum") that is materially inaccurate or alleged to be materially inaccurate in any respect (as a result of misrepresentation, omission, failure to update, or otherwise) that is provided to the Firm by the Company or its representatives, agents, or advisors, regardless of whether the Firm knew or should have known of such inaccuracy, (ii) the breach of any representation or warranty of the Company contained in the Letter Agreement, or (iii) any other aspect of the rendering of such services under the Letter Agreement by the Firm, unless it is finally judicially determined that losses, claims, damages, or liabilities relating thereto solely as a result of the bad faith, intentional wrongdoing or willful misconduct of the Firm. Notwithstanding the foregoing, the Company shall not be required to indemnify the Firm for matters for which the Company is indemnified by the Firm hereafter.

The Firm shall indemnify the Company and each person, if any, who controls the Company within the meaning of Section 15 of the Act and hold such persons harmless to the fullest extent permitted by law against any and all losses, claims, damages and liabilities (and actions in respect thereof) to which such person may become subject if such loss, claim, damage, liability and action arises out of, or is based upon (i) any untrue statement of a material fact contained in the Memorandum (as amended or supplemented), or arises out of, or is based on, the omission to state therein a material fact necessary to make the statements therein not misleading, but in each case only to the extent that the untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Firm specifically for inclusion therein, or (ii) any known violation by the Firm of the provisions of Rule 502(c) of Regulation D.

Each party indemnified agrees that, upon the service of a summons or other initial legal process upon it in any action or suit instituted against it or upon its receipt of written notification of the commencement of any investigation or inquiry of, or proceeding against, it in respect of which indemnity may be sought on account of any indemnity agreement contained in such paragraphs, it will promptly give written notice (herein called the Notice) of such service or notification to the party or parties from whom indemnification may be sought hereunder. No indemnification provided for in such paragraphs shall be available to any party who shall fail so to give the Notice if the party to whom such Notice was not given was unaware of the action, suit, investigation, inquiry or proceeding to which the Notice would have related and was prejudiced by the failure to give the Notice, but the omission so to notify such
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                                                              Dove Audio, Inc.
                                                            September 30, 1996
                                                                        Page 6

indemnifying party or parties of any such service or notification shall not relieve such indemnifying party or parties from any liability which it or they may have to the indemnified party for contribution or otherwise than on account of such indemnity agreement. Any indemnifying party shall be entitled at its own expense to participate in the defense of any action, suit or proceeding against, or investigation or inquiry of, an indemnified party. Any indemnified party shall be entitled if it so elects within a reasonable time after receipt of the Notice by giving written notice (herein called the Notice of Defense) to the indemnified party, to assume (alone or in conjunction with any other indemnifying party or parties) the entire defense of such action, suit, investigation, inquiry or proceeding, in which event such defense shall be conducted, at the expense of the indemnifying party or parties, by counsel chose by such indemnifying party or parties and reasonably satisfactory to the indemnified party or parties; provided, however, that (i) if the indemnified party or parties reasonably determine that there may be a conflict between the positions of the indemnifying party or parties and of the indemnified party or parties in conducting the defense of such action, suit, investigation, inquiry or proceeding or that there may be legal defenses available to such indemnified party or parties different from or in addition to those available to the indemnifying party or parties, then counsel for the indemnified party or parties shall be entitled to conduct the defense to the extent reasonably determined by such counsel to be necessary to protect the interests of the indemnified party or parties and (ii) in any event, the indemnified party or parties shall be entitled to have counsel chosen by such indemnified party or parties participate in, but not conduct, the defense. If, within a reasonable time after receipt of the Notice, an indemnifying party gives a Notice of Defense and the counsel chosen by the indemnifying party or parties is reasonably satisfactory to the indemnified party or parties, the indemnifying party or parties will not be liable for any legal or other expenses subsequently incurred by the indemnified party or parties in connection with the defense of the actions, suit, investigation, inquiry or proceeding, except that (A) the indemnifying party or parties shall bear the legal and other expenses incurred in connection with the conduct of the defense as referred to in clause (i) of the proviso to the preceding sentence and (B) the indemnifying party or parties shall bear such other expenses as it or they have authorized to be incurred by the indemnified party or parties. If, within a reasonable time after the receipt of the Notice, no Notice of Defense has been given, the indemnifying party or parties shall be responsible for any legal or other expenses incurred by the indemnified party or parties in connection with the defense of the action, suit, investigation, inquiry or proceeding. The indemnifying party shall not be liable for settlement of any such action effected without its written consent, but if settled with its written consent, or if there be a final judgment for the plaintiff in any such action, the indemnifying party shall indemnify with respect to such settlement or judgment.

If for any reason the foregoing indemnity is unavailable to the indemnified party or insufficient to hold the indemnified party harmless, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such claims, liabilities, losses, damages or expenses, in such proportion as is appropriate to reflect not only the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other, but also the relative fault of the indemnifying party and the indemnified party, as well as any relevant equitable considerations. Notwithstanding the provisions of this agreement, the aggregate contribution of the Firm to all claims, liabilities, losses, damages, and expenses shall not exceed the amount of fees actually received by the Firm pursuant to its engagement by the Company. It is hereby further agreed that the relative benefits to the Company on the one hand and Firm on the other hand with respect to the transaction contemplated in the Letter Agreement shall be deemed to be in the same proportion as (i) the net proceeds actually received by the Company resulting from the sale of the Securities bears to (ii) the fees paid to Firm with respect to such sale. The indemnifying party agrees that its indemnification commitments herein set forth

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                                                              Dove Audio, Inc.
                                                            September 30, 1996
                                                                        Page 7

shall apply whether or not the indemnified party is a formal party to any such actions or other proceedings, that such commitments shall be in addition to any liability that the indemnifying party may have to the indemnified party at common law or otherwise, and that such commitments shall survive any termination of the Letter Agreement.

This Indemnity Agreement and the representations and warranties of the parties contained in the Letter Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the Firm, and shall survive any termination of such letter Agreement or the issuance and delivery of the Securities.


AGREED:
------

DOVE AUDIO, INC.



By: /s/ Michael Viner                                Date:  October 30, 1996
   --------------------------------------
        Michael Viner, Chief Executive



MORGAN FULLER CAPITAL GROUP, LLC



By: /s/ Gordon R. Taubenheim                         Date:  October 30, 1996
   --------------------------------------
        Gordon R. Taubenheim
        Managing Director